EXHIBIT 5.1


                                 OPINION LETTER

                         [COOLEY GODWARD LLP LETTERHEAD]

July 13, 1999

eFax.com, Inc.
1378 Willow Road
Menlo Park, California 94025

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eFax.com, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 257,592 shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The Registration Statement covers: (i) 127,592 shares of Common Stock (the "Trademark Shares") issued to E-Fax Communications, Inc. pursuant to that certain letter agreement, dated as of April 9, 1999, by and between the Company and E-Fax Communications, Inc.; (ii) 30,000 shares of Common Stock (the "IGC Shares") issued to IGC Partners pursuant to that certain Stock Purchase Agreement, dated as of February 23, 1999, by and between the Company and IGC Partners; (iii) up to 100,000 shares of Common Stock issuable upon exercise of certain warrants (the "Warrant Shares") held by, or to be issued to, Global NAPS, Inc. pursuant to that certain Addendum to standard agreements, dated April 20, 1999, by and between the Company and Global NAPS, Inc. (the "Addendum").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended, the Warrants, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Trademark Shares are validly issued, and are fully paid and nonassessable, (ii) the IGC Shares are validly issued, and are fully paid and nonassessable, and (iii) the Warrant Shares to be issued pursuant the Warrants issued pursuant to the Addendum will be, upon exercise and payment of the exercise price thereof, validly issued and, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.



Very truly yours,

Cooley Godward LLP

/s/ Patrick A. Pohlen
Patrick A. Pohlen

                                       II-7


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